UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 15, 2007

MICROCHIP TECHNOLOGY INCORPORATED (Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State Or Other Jurisdiction Of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
(Address Of Principal Executive Offices)

(480) 792-7200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Management Incentive Compensation Plan

In 2006, the Board of Directors and stockholders of Microchip Technology Incorporated (the “Company”) approved the Executive Management Incentive Compensation Plan (the “Executive Plan”).  The Executive Plan provides for the payment of cash bonuses to the Company’s executive officers based upon the objectives set by the Compensation Committee of the Company’s Board of Directors after receipt of recommendations from the Company’s CEO. At the end of each fiscal quarter, the Compensation Committee will determine whether the objectives were met and determine the amount of payout to each participant. The CEO may make recommendations regarding awards to be made, other than those for himself. The purpose of the Executive Plan is to motivate the Company’s executive officers to achieve performance objectives and to reward them when those objectives are satisfied.

The performance objectives for each fiscal quarter for fiscal 2008 are based upon the following areas: quarterly sequential sales growth (overall and in the Company’s 16-bit and analog product divisions), gross margin percentage, operating expense percentage, operating profit percentage and earnings per share. The quarterly payments in fiscal 2008 for the Company’s CEO and the four other mostly highly paid executive officers participating in the Executive Plan are targeted at an aggregate of approximately $305,000 for all such officers. Because the amount of cash bonuses are dependent upon satisfaction of the performance objectives, the exact amount of the payout (if any) to an executive officer under the program cannot be determined at this time. Actual bonuses may be higher or lower than the targets depending upon the level of performance achieved by the Company. The maximum payment that any participant may receive under the Executive Plan in any Company fiscal year is $2,500,000.

A copy of the Executive Plan was filed as an exhibit to the Company's current report on Form 8-K dated August 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2007	Microchip Technology Incorporated (Registrant)

By: /s/ Gordon W. Parnell
Gordon W. Parnell Vice President, Chief Financial Officer (Principal Accounting and Financial Officer)